Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
NetSpend Holdings, Inc.:

The audits referred to in our report dated July 15, 2010, included the financial statement schedule as of December 31, 2009, and for each of the years in the three year period ended December 31, 2009, included in the registration statement. The financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statement schedule based on our audits. In our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our report dated July 15, 2010, with respect to the consolidated balance sheets of NetSpend Holdings, Inc. and subsidiaries as of December 31, 2008 and 2009, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the three year period ended December 31, 2009, included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Austin, Texas
September 20, 2010